American High-Income Trust
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$673,938
Class B	$51,158
Class C	$64,794
Class F	$75,998
Total	$865,888
Class 529-A	$8,047
Class 529-B	$1,272
Class 529-C	$3,073
Class 529-E	$432
Class 529-F	$355
Class R-1	$680
Class R-2	$8,052
Class R-3	$11,472
Class R-4	$7,040
Class R-5	$8,309
Total	$48,732

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9158
Class B	$0.8217
Class C	$0.8161
Class F	$0.9140
Class 529-A	$0.9078
Class 529-B	$0.8071
Class 529-C	$0.8077
Class 529-E	$0.8721
Class 529-F	$0.9348
Class R-1	$0.8082
Class R-2	$0.8145
Class R-3	$0.8684
Class R-4	$0.9082
Class R-5	$0.9468

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	770,417
Class B	61,183
Class C	84,635
Class F	94,379
Total	1,010,614
Class 529-A	10,050
Class 529-B	1,682
Class 529-C	4,248
Class 529-E	569
Class 529-F	454
Class R-1	1,059
Class R-2	11,164
Class R-3	15,046
Class R-4	9,523
Class R-5	11,097
Total	64,892

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.35
Class B	$12.35
Class C	$12.35
Class F	$12.35
Class 529-A	$12.35
Class 529-B	$12.35
Class 529-C	$12.35
Class 529-E	$12.35
Class 529-F	$12.35
Class R-1	$12.35
Class R-2	$12.35
Class R-3	$12.35
Class R-4	$12.35
Class R-5	$12.35